AMERICA FIRST COMPANIES
-----------------------------------------------        [AMERICA FIRST LOGO]
              1004 FARNAM STREET
-----------------------------------------------
             OMAHA, NEBRASKA 68102
-----------------------------------------------
           TELEPHONE (402) 444-1630


January 7, 2000


Dear Limited Partner:

The Capital Source consent solicitation is well under way. Reminders are being mailed to unit holders whose consents were still outstanding as of December 29, 1999. If you have not yet mailed your consent card, please do so as soon as possible.

You probably received a letter from a fellow unit holder expressing his and his wife's dislike of our proposal. They certainly have a right to their opinion, yet we disagree with their conclusion.

As we explained in the Prospectus/Consent Solicitation Statement you received in November 1999, we believe it is not the time to liquidate the Funds. Rather, it is a time to grow the Funds. Keep in mind America First acquired ownership of the general partners well after the date the Funds were formed. Since then, our primary goal has been to increase value for you, as a limited partner. The merger would give us the tools we believe we need to increase the new Fund's assets, cash flow and market value. Please refer to the benefits of the proposed transaction and the detrimental aspects of liquidation, which are discussed more fully on pages 34-35 and 41-48 of the November 10, 1999, Prospectus/Consent Solicitation Statement.

Listing the units will create liquidity for all our limited partners. The liquidity feature also allows you to increase your holdings in the new Fund. Delay in approval of the transaction will only postpone the liquidity feature and will add to the cost of completing the merger, especially if litigation interferes with the transaction.

If you have questions, please call 1-800/239-8787, option 4. Thank you for your prompt attention to this matter. We look forward to a new and better Fund in the year 2000 and beyond.

Sincerely,

Michael B. Yanney
Chairman

                  PLEASE EXECUTE AND SIGN THE ENCLOSED CONSENT
                     AND RETURN IT IN THE ENVELOPE PROVIDED.

            AMERICA FIRST COMPANIES
-----------------------------------------------        [AMERICA FIRST LOGO]
              1004 FARNAM STREET
-----------------------------------------------
             OMAHA, NEBRASKA 68102
-----------------------------------------------
           TELEPHONE (402) 444-1630




January 14, 2000



Dear Limited Partner:

As of January 13, 2000, we still have not received your consent regarding the proposed merger of the Capital Source Funds. If you have sent us your consent, you can ignore this letter. If you have not returned your consent card, we, as well as your fellow limited partners, would appreciate your help in bringing the consent solicitation to a conclusion, as it is a costly process.

Please consider the following points as explained in the Prospectus/Consent Solicitation Statement:

*    The units of the new Fund will be traded on the NASDAQ.

*    The  general  partner  believes  building  the  Funds'  assets  create  the
     potential  for  increased   long-term  value.   Other  options,   including
     liquidation of the Funds, will eliminate the ability to increase value.

* By consolidating the operations of the two Funds, the general partner will be able to reduce the Funds' operating costs.

* If the transaction is not approved, the two Capital Source Funds will continue on as separate entities foregoing:
     1)   the ability to grow,
     2)   a liquid open market and
     3)   saving in administration costs.

If you have questions, please call 1-800/239-8787 and select option 4.

Sincerely,

Michael B. Yanney
Chairman

PRESS RELEASE                                              FOR IMMEDIATE RELEASE

JANUARY 21, 2000                                     NEW YORK METRO DISTRIBUTION

CONTACT:  Maurice E. Cox, Jr.                               SYMBOL:  NON-TRADING
          402/444-1630                                      LIMITED PARTNERSHIPS



          CAPITAL SOURCE FUNDS ANNOUNCE CONSENT SOLICITATION EXTENSION

(Omaha, NE) The general partners of Capital Source L.P. and Capital Source II L.P.-A announced today that they have extended the current Consent Solicitation until February 18, 2000. Holders of record as of October 28, 1999, are eligible to participate in the Consent Solicitation. As of January 19, 2000, approximately 58% of the BAC holders have returned their consent cards, with approximately 44% granting their consent to approve the proposed merger of the two Funds.

The general partners are asking the limited partners to approve a merger of the two Capital Source Funds into a new limited partnership, which will have as its long-term objective increased income through the acquisition of additional multifamily residential properties. Approval of the proposed merger would also provide limited partners with liquidity, as units of the new Fund will trade on the NASDAQ.